Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-276664 on Form S-1 of our report dated March 24, 2023, (July 9, 2023, as to the effects of the reverse stock split described in Note 14) relating to the financial statements of Sagimet Biosciences Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
January 24, 2024